EXHIBIT B

FIRST FINANCIAL HOLDINGS, INC.
2005 PERFORMANCE EQUITY PLAN FOR NON-EMPLOYEE DIRECTORS

1.    Purpose

      The purpose of the First Financial Holdings, Inc. 2005 Performance Equity Plan for Non-Employee Directors (the "Plan") is to promote the interests of First Financial Holdings, Inc. (the "Corporation"), its Affiliates and its shareholders by attracting and retaining non-employee directors capable of furthering the future success of the Corporation and its Affiliates and by aligning their economic interests more closely with those of the Corporation's shareholders.

2.    Definitions

        "Affiliate" shall mean First Federal Savings and Loan Association of Charleston.

        "Affiliate Board" shall mean the board of directors of an Affiliate.

        "Affiliate Fee" shall mean the retainer payable to a Participant during the Plan Year for service on an Affiliate Board.

        "Board" shall mean the board of directors of the Corporation.

        "Board Fee" shall mean the retainer payable to a Participant during the Plan Year for service on the Corporation Board.

        "Fair Market Value" shall mean, as of any date, the closing price of a Share on the Nasdaq Stock Market's National Market System, or, if no Shares were traded on such date, the next preceding date on which Shares were traded. If Shares are not traded on a national securities exchange or quoted on the Nasdaq Stock Market, and there are not at least two brokerage companies reporting a bid price per Share on any date, then the Fair Market Value shall be that value determined in good faith by the Board in such manner as it deems appropriate.

        "Participant" shall mean each member of the Board or an Affiliate Board who is not an employee of the Corporation or an Affiliate.

        "Plan Year" shall mean the fiscal year of the Corporation. The "Initial Plan Year" shall mean the period beginning October 1, 2005 and ending September 30, 2006.

        "Rule 16b-3" shall mean Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

        "Share" shall mean a common share of the Corporation and such other securities as may be substituted for a Share or such other securities pursuant to the adjustment provisions of Section 5.

3.    Effective Date and Term of the Plan

        The Plan shall become effective upon the later of its adoption by the Board, or its approval by the affirmative vote of the holders of a majority of the Shares present or represented and entitled to vote at the annual meeting of the Corporation's shareholders to be held in January 2005 or at any adjournment thereof.

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        The term during which Shares shall be granted under the Plan shall expire ten (10) years after the effective date of the Plan.

4.    Grant of Shares

        For the Plan Year beginning October 1, 2005, and prior to the beginning of each Plan Year thereafter during the term of the Plan, the Board and each Affiliate Board shall specify financial performance criteria (the "Performance Targets") for the Corporation and each Affiliate, as appropriate, and the percentage of Board Fees or Affiliate Fees eligible for conversion to Shares upon the attainment of the Performance Targets for the Corporation or Affiliate, as appropriate. For any Plan Year, the Board or each Affiliate Board may specify a range of Performance Targets for the Corporation or the Affiliate over which the percentage of Board Fees or Affiliate Fees eligible for conversion to Shares may increase. The Performance Targets for the Corporation and each Affiliate shall be set forth in a resolution of the Board or the appropriate Affiliate Board.

        On the last business day of January of each Plan Year, each Participant shall receive an award ("Award") of Shares for the preceding Plan Year based solely on the attainment of the Performance Targets for the Corporation (if the Participant is a member of the Board) and, on a separate basis, each Affiliate (if the Participant is a member of an Affiliate Board). The number of Shares awarded shall be determined separately for each Participant by (x) multiplying the percentage of Participant's Board Fees eligible for conversion to Shares by the Participant's Board Fees, (y) for each Affiliate Board on which the Participant serves, multiplying the percentage of the Participant's Affiliate Fees eligible for conversion to Shares by the Participant's Affiliate Fees and (z) dividing the sum of the amounts determined under clauses (x) and (y) by the Fair Market Value of a Share on the date of grant; provided, however, that, notwithstanding anything in this Plan to the contrary, no more than fifty (50) percent of the sum of a Participant's Board Fees and Affiliate Fees in any Plan Year may be converted to Shares under this Plan. Each award of Shares shall be rounded to the nearest whole share. The award of Shares for the Initial Plan Year shall occur on the last business day of January 2007.

        The Shares awarded under this Plan shall be in addition to, and not in substitution for, the payment of Board Fees and Affiliate Fees in cash. None of the Shares awarded under this Plan shall be subject to forfeiture upon the termination of a Participant's service prior to completion of his or her term.

        Subject to adjustment as provided in Section 5, the number of Shares which may be granted under the Plan shall be 60,000. If on any date on which Shares are to be granted to a Participant(s), the number of Shares remaining available under the Plan is insufficient for the grant of Shares otherwise authorized under the Plan for the preceding Plan Year, then each Participant shall receive a proportionate number of the remaining Shares (rounded to the greatest number of whole Shares). The Shares granted under the Plan may consist in whole or in part of authorized and unissued or reacquired common stock of the Corporation. The obligation of the Corporation to deliver Shares shall be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be deemed necessary or appropriate by the Corporation, including, among others, such steps as counsel for the Corporation shall deem necessary or appropriate to comply with requirements of relevant securities laws. This obligation shall also be subject to the condition that any Shares reserved for issuance under the Plan shall have been duly listed on any national securities exchange which then constitutes the principal trading market for the Shares.

5.    Adjustments

The number and kind of Shares which shall be automatically granted to each Participant under Section 4 of the Plan shall be automatically adjusted to prevent dilution or enlargement of the rights of Participants in the event of any changes in the number or kind of outstanding Shares resulting from a merger,

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recapitalization, stock exchange, stock split, stock dividend, other extraordinary dividend or distribution, corporate division or other change in the Corporation's corporate or capital structure.

6.    Amendment or Termination

        The Board may at any time amend, alter, suspend, discontinue or terminate the Plan, without the consent of shareholders or Participants, except that any such action will be subject to the approval of the Corporation's shareholders if, when and to the extent (i) such shareholder approval is necessary or required for purposes of any applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted or (ii) if the Board, in its discretion, determines to seek such shareholder approval.

7.    Compliance with Rule 16b-3

        The Corporation intends that the Plan and all transactions hereunder meet all of the requirements of Rule 16b-3, and that any Participant shall not, as a result of any grant hereunder, lose his or her status as a "nonemployee director" as defined in Rule 16b-3. Accordingly, if any provision of the Plan does not meet a requirement of Rule 16b-3 as then applicable to any such transaction, or would cause a Participant not to be a "nonemployee director," such provision shall be construed or deemed amended to the extent necessary to meet such requirement and to preserve such status.

8.    Withholding

        A Participant may be required to pay to the Corporation and the Corporation shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount of any applicable withholding taxes in respect of any Shares granted under the Plan and take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for the payment of such taxes.

9.    Governing Law

        The Plan shall be applied and construed in accordance with and governed by the law of the State of South Carolina and applicable federal law.

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